Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 26, 2005, relating to the financial statements and financial highlights which appears in the June 30, 2005 Annual Report to Shareholders of Hallmark First Mutual Fund and Hallmark Total Return Bond Fund which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

October 28, 2005